Exhibit 10.51

REVOLVING PROMISSORY NOTE

$4,000,000.00	December 19, 2008

For value received, U.S. HOME SYSTEMS, INC., a Delaware corporation (“Borrower”, whether one or more) does hereby promise to pay to the order of THE FROST NATIONAL BANK (“Lender”), at P.O. Box 1600, San Antonio, Texas 78296, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the “Borrowing Base Line of Credit” pursuant to the terms of that certain Second Amended and Restated Loan Agreement of even date herewith between Borrower and Lender (as from time to time amended, modified or restated, the “Loan Agreement”), and be outstanding, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1. Payment Terms. Interest only on amounts outstanding hereunder shall be due and payable monthly as it accrues, on the 2nd day of each and every calendar month, beginning January 2, 2009, and continuing regularly and monthly thereafter until May 2, 2010, when the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2. Late Charge. If a payment is made 10 days or more late, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3. Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at the Applicable Rate (as defined below), but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law.

As used herein, the term “Applicable Rate” means (a) during the period beginning on the date hereof and ending on April 2, 2009, a per annum rate equal to the lesser of (i) a rate equal to the Wall Street Journal London Interbank Offered Rate (as defined below) plus two percent (2%)

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per annum, with said rate to be adjusted to reflect any change in The Wall Street Journal London Interbank Offered Rate at the time of any such change or (ii) the highest rate permitted by applicable law, and (b) at all times thereafter, a per annum rate equal to the lesser of (i) a rate equal to the Prime Rate of Lender, plus one half of one percent (0.50%) per annum, with said rate to be adjusted on the first business day of each calendar month to reflect any change in said Prime Rate at such time or (ii) the highest rate permitted by applicable law.

As used herein, for any date, the “Wall Street Journal London Interbank Offered Rate” shall mean the London Interbank Offered Rate (LIBOR) for three months quoted in the most recently published issue of The Wall Street Journal in the “Money Rates” column. If the Wall Street Journal London Interbank Offered Rate ceases to be made available by the publisher, or any successor to the publisher of The Wall Street Journal, the interest rate will be determined by using a comparable index. If more than one Wall Street Journal London Interbank Offered Rate for three months is quoted, the higher rate shall apply. The Wall Street Journal London Interbank Offered Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The “Prime Rate” shall mean the prime rate of interest charged by Lender as established from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

4. Default Rate. Matured unpaid principal and interest shall bear interest from date of maturity until paid at the highest rate permitted by applicable law, or if no such maximum rate is established by applicable law, at the rate stated above plus five percent (5%) per annum.

5. Revolving Line of Credit. Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed $4,000,000.00. The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the date of its maturity, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal of or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

6. Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States

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of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

7. Default. It is expressly provided that upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or upon the occurrence of an event of default specified in any of the other Loan Documents (as defined below), the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees.

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Security. This Note has been executed and delivered pursuant the Loan Agreement, and is secured by, inter alia, the following:

(a) a Second Amended and Restated Security Agreement of even date herewith (as amended or modified from time to time), by and between Borrower and Lender, covering certain collateral as more particularly described therein; and

(b) a Second Amended and Restated Security Agreement of even date herewith (as amended or modified from time to time) by and between U.S. Remodelers, Inc. and Lender, covering certain collateral as more particularly described therein.

This Note, the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are hereinafter collectively referred to as the “Loan Documents.” The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

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10. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

14. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

15. Financial Information. Borrower agrees to promptly furnish such financial information and statements, including financial statements in a format acceptable to Lender, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may request from time to time. This provision shall not alter the obligation of Borrower to deliver to Lender any other financial statements or reports pursuant to the terms of any other loan documents executed in connection with this Note.

16. Renewal and Extension. This Note is given in renewal and extension, but not extinguishment, of all amounts left owing and unpaid on that certain Revolving Promissory Note dated April 2, 2007 executed and delivered by Borrower and payable to the order of Lender in the

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original principal amount of $6,000,000, which note was given in renewal and extension, but not extinguishment, of all amounts left owing and unpaid on (i) that certain Revolving Promissory Note dated February 9, 2006, to be effective for all purposes as of February 10, 2006, executed and delivered by Borrower and payable to the order of Lender in the original principal amount of $4,000,000, as modified by that certain Modification Agreement dated as of January 1, 2007, which note was given in renewal, extension and increase, but not extinguishment of certain indebtedness described therein, and (ii) that certain Revolving Promissory Note dated February 9, 2006, to be effective for all purposes as of February 10, 2006, executed and delivered by Borrower and payable to the order of Lender in the original principal amount of $3,000,000, as modified by that certain Modification Agreement dated as of January 1, 2007, which note was given in renewal, extension and increase, but not in extinguishment of certain indebtedness described therein.

BORROWER:

U.S. HOME SYSTEMS, INC.

By:	/s/ Robert A. DeFronzo
Name:	Robert A. DeFronzo
Title:	Secretary-Treasurer & Chief Financial
Officer

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